Exhibit (a)(1)(A)

SPENDSMART NETWORKS, INC.

DATED: December 4, 2015

To the Holders of the Original Warrants:

This letter is to inform you that SpendSmart Networks, Inc. (the “Company”) is offering holders of certain warrants to purchase common stock of the Company (defined below as the “Original Warrants”) the opportunity to amend and exercise such Original Warrants, upon the terms set forth in the enclosed “Offer to Amend and Exercise Warrants to Purchase Common Stock of SpendSmart Networks, Inc.” dated as of December 4, 2015 (the “Offer to Amend and Exercise”).

The warrants subject to the Offer to Amend and Exercise are those warrant holders which currently own the following: (i) outstanding warrants to purchase an aggregate of 17,918,675 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing closed on February 11, 2014, February 21, 2014, March 6, 2014, and March 14, 2014, as well as warrants issued to the placement agent in connection with such financing (the “2014 Warrants”), of which 16,289,704 are exercisable at an exercise price of $1.10 per share (the “$1.10 2014 Warrants”) and 1,628,971 are exercisable at an exercise price of $1.27 per share (the “$1.27 2014 Warrants”); (ii) outstanding warrants to purchase an aggregate of  1,711,106 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 30, 2012, July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012, as well as warrants issued to the placement agent in connection with such financing (the “2012 Warrants”), of which 1,417,799 are exercisable at an exercise price of $7.50 per share (the “$7.50 2012 Warrants”) and 244,640 are exercisable at an exercise price of $9.00 per share (the “$9.00 2012 Warrants”) and 48,667 are exercisable at an exercise price of $12.00 per share (the “$12.00 2012 Warrants”); (iii) outstanding warrants to purchase an aggregate of 1,569,935 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing completed on January 19, 2011, May 20, 2011, October 21, 2011, and November 21, 2011, as well as warrants issued to the placement agent in connection with such financing (the “2011 Warrants”) of which 1,083,333 are exercisable at an exercise price of $6.00 per share (the “$6.00 2011 Warrants”), 250,001 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 236,601 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 434,979 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 16, 2010  (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) 222,479 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”) and 87,500 are exercisable at an exercise price of $7.50 per share (the “$7.50 2010 Warrants”). The 2014 Warrants, the 2012 Warrants, the 2011 Warrants, and the 2010 Warrants are hereafter collectively referred to as the “Original Warrants”.

The Offer to Amend and Exercise is an opportunity for the holders of the Original Warrants to amend and exercise the Original Warrants at a reduced warrant cash exercise price of $0.15 per share of Common Stock, subject to the terms and conditions set forth in the Offer to Amend and Exercise. The purposes of the Offer to Amend and Exercise are to help the Company raise funds to support the Company’s operations by encouraging the participating holders to exercise the Original Warrants by significantly reducing both the exercise price and the exercise period of the Original Warrants. The Company plans to use the funds obtained for working capital and other general corporate purposes.

The enclosed Offer to Amend and Exercise together with the Election to Participate and Exercise Warrant, forms of Amended Warrants and Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can participate and exercise your Original Warrants. You should read all of the materials carefully before you decide whether to amend and exercise any of your Original Warrants. Also, please note that although there is no minimum participation requirement with respect to this Offer to Amend and Exercise, you may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock and New Warrants issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Amend and Exercise, which is 5:00 p.m. (Eastern Standard Time) on January 5, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”): (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $0.15 per share multiplied by the number of shares of common stock you elect to purchase. The cash exercise price may be tendered in the form of check or wire transfer, pursuant to the wire instructions contained in the Election to Participate and Exercise Warrant. These items must be properly delivered, before the Expiration Date to:  SpendSmart Networks, Inc., 805 AeroVista Pl, Suite 205, San Luis Obispo, California 93401; Attn: Corporate Secretary, telephone (877) 541-8398. If you properly tender (and do not validly withdraw) these materials on or prior to 5:00 p.m., Eastern Standard Time on January 5, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and these materials and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Standard Time on January 5, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). However, if we have not accepted your tendered Original Warrant by February 2, 2016, the fortieth day after commencement of the offer, you may change your mind and submit a Notice of Withdrawal to us after the February 2, 2016. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Very truly yours,

/s/ Alex Minicucci
Alex Minicucci
Chief Executive Officer